Exhibit 10.7

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered on March 12, 2020, and is made by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli corporation located at 5 Basel Street, Petach Tikva, Israel, Company No. 52-001395-4 (the “Company”, “Teva”), and Eric Drapé (“Executive”).

WHEREAS, the Company wishes to employ Executive as Executive Vice President – Teva Global Operations (“EVP TGO”), and Executive wishes to be so employed; and

WHEREAS, the parties have agreed on the terms pursuant to which Executive shall serve as EVP TGO, and wish to set forth such terms in this Agreement.

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Term; Positions and Duties; Location

1.1

The Company agrees to employ Executive, and Executive agrees to serve the Company and its affiliates, subject to the terms and conditions of this Agreement, for the period commencing on March 1,2020 (the “Effective Date”) and until the termination of this Agreement pursuant to Section 7 of this Agreement (the “Term”).

1.2

Executive shall report directly to the President and Chief Executive Officer of Teva (“CEO”). Executive shall have all of the duties, authorities and responsibilities customarily exercised by an individual serving as the Executive Vice President – Global Operations of a company the size and nature of the Company. In addition, the Executive shall have such additional executive duties and responsibilities as may be assigned to him by the CEO.

1.3

The Executive shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (a) conflicts with the interests of the Company or its affiliates, (b) interferes with the proper and efficient performance of his duties for the Company or (c) interferes with the exercise of his judgment in the Company’s or its affiliates’ best interests. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the CEO, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) speaking at meetings of business, charitable and civic organizations; or (iv) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by the Executive so as not to be in contradiction to any Company policy and/or materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or create a potential business or fiduciary conflict.

1.4

During the Term, and as part of Executive’s position, Executive may be required to serve as a director, officer or committee member of the Company and its subsidiaries and affiliates (collectively, the “Company Group”), and the fulfillment of such position shall not constitute an employer-employee relationship between Executive and any such entity (other than the Company), and notwithstanding any such position, Executive shall only be considered to be an employee of the Company and shall not be entitled to receive any additional compensation for serving in such additional position.

1.5

Executive’s principal place of employment shall be at the Company’s principal offices in Israel. However, Executive acknowledges and agrees that he shall be required to travel abroad extensively on Company business.

1.6

Executive acknowledges and agrees that no collective and/or special bargaining agreement that might apply to the Company’s employees shall apply to Executive in his capacity as an employee of the Company, unless required by applicable Law.

1.7

This Agreement and all compensation and benefits payable hereunder are subject to the Company’s compensation plans and policies applicable to senior officers or any successor compensation plans or policies, including the Company’s Compensation Policy for Executive Officers and Directors adopted by the shareholders at the 2019 annual general meeting of shareholders (the “Compensation Policy”) and nothing herein shall derogate in any way from the Company’s rights thereunder.

2.	Base Salary

2.1

The Executive’s gross annual base salary shall be 620,500 EUR (the “Annual Salary”). The Annual Salary shall be divided by 12 and converted to local currency in accordance with Company practice, and each such 1/12 shall constitute Executive’s monthly salary (the “Monthly Salary”). The Annual Salary shall be reviewed, from time to time, by the Human Resources & Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and/or the Board of Directors.

2.2

Executive hereby acknowledges and agrees that in light of his position and areas of responsibility, which require a special degree of trust, and since he is part of the Company’s senior management, the provisions of the Hours of Work and Rest Law, 5711-1951, shall not apply to his employment.

2.3

It is hereby agreed that only the Monthly Salary payable to Executive pursuant to Section 2.1 shall constitute the basis for the calculation of all social benefits granted to Executive pursuant to this Agreement (including Pension Contributions and Severance Contributions (as such terms are defined in Sections 6.1 and 6.5) and for any other purpose or benefit plan for which deductions are calculated based on a percentage of Executive’s salary.

2.4

The parties hereby acknowledge and agree that the compensation terms set forth in this Agreement constitute fair consideration to Executive, given, inter alia, his managerial responsibilities and obligations towards the Company and that the Executive shall not be entitled to receive any other payment or compensation of any kind beyond the Monthly Salary and the other payments and benefits specified in this Agreement unless otherwise agreed between the Company and the Executive in writing and approved as required by applicable Law.

2.5

The Company shall pay or reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in performing his duties under this Agreement, subject to presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

3.	Annual Bonus

3.1

For each fiscal year that ends during the Term, the Executive shall be eligible to be considered for an annual bonus under the Company’s annual cash bonus plan in accordance with the Compensation Policy (the “Annual Bonus”) and subject to the sole discretion of the CEO, the Compensation Committee and the Board of Directors, with a target amount equal to 100% of Executive’s Annual Salary. If payable, the Annual Bonus shall be paid to the Executive at the same time as annual bonuses are generally payable to other similarly situated senior executives of the Company, subject to the Executive’s continuous employment through the payment date. .

4.	Equity Awards

4.1

Annual Equity-based Awards. During the Term, the Executive shall be considered for equity-based compensation awards under the terms of Teva’s 2015 Long Term Equity-Based Incentive Plan (the “2015 Plan”), or any successor equity compensation plan(s), at the sole discretion of the CEO, the Compensation Committee and the Board of Directors. Any such awards shall be granted on such terms and conditions as may be determined by the Compensation Committee and the Board of Directors.

5.	Executive Benefits

5.1

General. During the Term, Executive (and, to the extent eligible, his dependents) shall be entitled to participate in any and all health, medical, dental, group insurance, welfare, fringe benefits, perquisites and other employee benefit plans, programs and arrangements, and for the avoidance of doubt excluding study fund, that are generally available from time to time to similarly situated senior executives of the Company and their dependents (the “Executive Benefits”). Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing the Executive notice, and the right to do so is expressly reserved.

5.2

Relocation. From January 1, 2020 until the third anniversary thereafter, Executive shall be provided relocation benefits as set forth in the Company’s Long Term International Assignment Policy (the “Relocation Policy”), as shall be amended from time to time.

5.3

Changes to Relocation Policy. The Executive acknowledges, agrees and understands that the Relocation Policy does not form part of this Agreement and the Company reserves the right to amend, suspend, or terminate the Relocation Policy at any time without providing the Executive notice, and the right to do so is expressly reserved. Notwithstanding the foregoing, in the event of any conflict between the Relocation Policy and this Agreement, the terms of this Agreement shall prevail.

5.4

Vacation. Executive shall be entitled to twenty three and a half (23.5) paid vacation working days per calendar year during the Term, which shall accrue in accordance with Company policy. Executive shall be required to utilize at least five (5) consecutive vacation days every calendar year, and may accumulate the remaining vacation days up to 47 days in total and in accordance with Company policy which may be revised from time to time. Any accumulated vacation days above 47 days shall be forfeited by the Company with no consideration. The dates of Executive’s annual vacation shall be coordinated in advance with the CEO.

5.5

Sick Leave. Executive shall be entitled to twenty two (22) paid sick working days per calendar year during the Term (without any reduction in the compensation or benefits payable hereunder), which may accumulate during the Term in accordance with the Company’s practice or policy, as in effect from time to time but in no event shall exceed twelve (12) months. The sick pay shall include the Monthly Salary and all other amounts and benefits to which Executive is entitled under this Agreement, as if Executive worked at the Company during the period of his illness (in respect of period for which he is entitled to receive payment as aforesaid), less any amount that Executive is entitled to receive with respect to the aforementioned period of his illness, including from any Israeli pension fund; provided that Executive provides the Company with medical confirmation of his illness.

5.6

Recreation Pay. Executive shall be entitled to fifteen (15) paid recreation days per calendar year during the Term. The amount of recreation pay per recreation day, the payment conditions and any other conditions governing recreation pay shall be in accordance with applicable Law and the Company’s policy in effect at the applicable time with respect to its employees generally.

5.7

Car. The Company shall furnish the Executive with a car owned or leased by Teva, and which the Executive shall use during the Term. Subject to the provisions of any applicable Law, and the Company’s policy on the matter, the Company shall bear all costs relating to the use and maintenance of the car. The Executive undertakes to use the car in a reasonable manner.

6.	Pension Insurance

6.1

Subject to approval of the Compensation Committee and the Board (if applicable), the Company shall reimburse Executive on a monthly basis an amount equal to the required monthly French contribution, to be paid by the Executive to French social security, to enable Executive’s continued social security coverage (the “Pension Contribution”). By signing this Agreement Executive declares that he is covered by a sufficient loss of ability to work insurance in France. In no event shall the Pension Contribution be less than 7.5% of the Executive Monthly Salary.

6.2	Executive declares and warrants that the Pension Contribution pursuant to Section 6.1 is in lieu of the Company’s obligation under applicable Law to insure the Executive under a pension plan.

6.3

Since the Pension Contribution payment as aforementioned is done pursuant to Executive’s request, and for his benefit, neither Executive nor his successors, heirs and assigns shall have a cause of action with respect to any matter regarding the Company’s obligation to insure Executive under a pension plan.

6.4

It is hereby acknowledged and agreed that the Pension Contribution payment shall not be deemed part of the Executive’s Monthly Salary for any purpose, including without derogating from the foregoing, for the purpose of payment of severance and any other entitlement calculated as a percentage of Executive’s Monthly Salary, and this Section 6 shall not impose on the Company any additional current or future cost or expense, directly or indirectly.

6.5

In addition, the Company shall contribute and deposit, on a monthly basis, 8.33% of the Monthly Salary on account of severance contribution to an interest-bearing bank account in Israel that shall be opened for such purpose, in accordance with applicable Law (such contributions and all earnings thereon, the “Severance Contribution”). The Severance Contribution is to be paid out along with the last salary payment. For the avoidance of doubt, the Severance Payment and any severance entitlements payable under applicable Law (whether arising during or after the Term) shall be reduced (but not below $0) by the amount of the Severance Contribution.

7.	Termination of Employment

7.1

General. Executive’s employment with the Company shall terminate upon the earliest to occur of (a) Executive’s death, (b) a termination by reason of a Disability (as defined in Section 7.8.5), (c) a termination by the Company with or without Cause (as defined in Section 7.8.3), and (d) a termination by Executive with or without Good Reason (as defined in Section 7.8.6). The date on which employee-employer relations cease to exist between the parties shall be referred to in this Agreement as the “Date of Termination.” Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned, effective immediately, from any and all directorships, committee memberships, and any other positions Executive holds with any member of the Company Group. If for any reason this Section 7.1 is deemed to be insufficient to effectuate the resignations contemplated by the immediately preceding sentence, then Executive shall without incurring any costs on him, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, Executive hereby designates the Secretary or any Assistant Secretary of the Company to execute any such documents or instruments as Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company is deemed by the Company to be a more expedient means to effectuate such resignation or resignations. In addition, Executive undertakes to cooperate with the Company to ensure the orderly transition of position and provide any other assistance that may be required by the Company in connection with the Executive’s duties and responsibilities.

7.2

Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination and subject to applicable proceedings pursuant to applicable Law. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his Beneficiaries (as defined in Section 7.8.2), as the case may be, shall be entitled to:

7.2.1	The Accrued Obligations (as defined in Section 7.8.1); and

7.2.2

Any portion of the severance payment required to be paid pursuant to applicable Law, which shall be paid in accordance with the requirements of applicable Law; provided, however, that such payment shall be reduced (but not below $0) by the amount of the Severance Contribution.

Notwithstanding the foregoing provisions of this Section 7.2, the payments and benefits described in this Section 7.2 (other than the components of the Accrued Obligations and any portion of the Severance Payment required to be paid pursuant to applicable Law) (a) are subject to Executive’s or his estate or his Beneficiaries, as the case may be, execution and non-revocation of the Release of Claims in accordance with Section 7.6 and (b) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Sections 9, 10, 11, 12 and/or 13. In addition, in the event Executive breaches any provision of Sections 9, 10, 11, 12 and/or 13, Executive shall repay to the Company all payments and benefits which were made and/or paid by the Company pursuant to Section 7.2 (other than the components of the Accrued Obligations and the portion of the Severance Payment required to be paid pursuant to applicable Law).

7.3	Termination by the Company for Cause.

7.3.1	The Company may terminate Executive’s employment at any time and without any advance notice, in the event of Cause, subject to applicable proceedings pursuant to applicable Law.

7.3.2

In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to those components of the Accrued Obligations required to be paid by applicable Law, and subject to applicable Law.

7.3.3

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 7.3, Executive shall have no further rights to any compensation or any benefits under this Agreement.

7.4

Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective six (6) months following the date of Executive’s receipt of notice of such termination (the “Company Notice Period”); provided, however, that the Company may, in its sole and absolute discretion and by written notice, waive the services of the Executive during the Company Notice Period or in respect of any part of such period, and at the Company’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date), all on the condition that the Company pay the Executive the Monthly Salary and all additional compensation and benefits to which the Executive is entitled in respect of the Notice Period without regard to any such Company waiver.

In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

7.4.1	The Accrued Obligations;

7.4.2	The Severance Payment (as defined in Section 7.8.10);

7.4.3	The Non-Compete Payment (as defined in Section 7.8.7); and

7.4.4

If Executive’s employment is terminated by the Company without Cause within one (1) year following a Change in Control event (as defined in the Compensation Policy as in effect on the date hereof), the CIC Amount (as defined in Section 7.8.4).

Notwithstanding the foregoing, the payments and benefits described in this Section 7.4 (other than the components of the Accrued Obligations and the portion of the Severance Payment required to be paid pursuant to applicable Law) (a) are subject to Executive’s execution and non-revocation of the Release of Claims in accordance with Section 7.6 and (b) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Sections 9, 10, 11, 12 and/or 13. In addition, in the event Executive breaches any provision of Sections 9, 10, 11, 12 and/or 13, Executive shall repay to the Company all payments and benefits which were made and/or paid by the Company pursuant to this Section 7.4 (other than the components of the Accrued Obligations and the portion of the Severance Payment required to be paid pursuant to applicable Law).

7.5

Termination by Executive with or without Good Reason. Executive may terminate his employment with or without Good Reason by providing the Company six (6) months’ prior written notice of such termination (the “Executive Notice Period”); provided, however, that the Company may, in its sole and absolute discretion, by written notice, waive the services of the Executive during the Executive Notice Period or in respect of any part of such period, and at Company’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date) and still have it treated as a termination without Good Reason.

In the event of a termination of employment by Executive for Good Reason, Executive shall be entitled to the same payments and benefits as provided in Sections 7.4.1, 7.4.2 and 7.4.3, subject to the same conditions on payment and benefits as described in Section 7.4 (including execution and non-revocation of the Release of Claims in accordance with Section 7.6 and compliance with Sections 9, 10, 11, 12 and 13). Notwithstanding the above, the Company may terminate the employment of Executive without Cause in accordance with Section 7.4 after receipt of the “Good Reason Notice” (as defined in Section 7.8.6).

In the event of a termination of employment by Executive without Good Reason, Executive shall only be entitled to the (i) Accrued Obligations; (ii) Severance Contributions accumulated in the bank; and (iii) the Non-Compete Payment, subject to the same conditions on payment and benefits as described in Section 7.4 (including execution and non-revocation of the Release of Claims in accordance with Section 7.6 and compliance with Sections 9, 10, 11, 12 and 13).

7.6

Release. Notwithstanding any provision in this Agreement to the contrary, the payment of any amount or provision of any benefit pursuant to Section 7 (other than the components of the Accrued Obligations and those components of the Severance Payment required to be paid pursuant to applicable Law) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (as defined in Section 7.8.9) within thirty (30) days following the Date of Termination. If Executive fails to execute the Release of Claims in such a timely manner, Executive shall not be entitled to any of the Severance Benefits. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability or Executive’s death or Disability following a notice of termination of employment without Cause or for Good Reason, Executive’s obligations herein to execute the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

7.7

Full Settlement. The payments and benefits provided under this Section 7 shall be in full satisfaction of all obligations of the Company Group to Executive under this Agreement or any other agreement, plan, arrangement or policy of the Company Group in connection with his termination of employment. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment shall be receipt of the payments and benefits specified in this Section 7.

7.8	Definitions. For purposes of this Agreement, the following terms have the following meanings:

7.8.1

“Accrued Obligations” means (a) any unpaid Monthly Salary earned through the Date of Termination, and any unused vacation days and recreation days accrued in accordance with Company policy and this Agreement through the Date of Termination, which amounts shall be paid on the next regular payroll date immediately following the Date of Termination, (b) any other payment to which Executive is entitled under the applicable terms of any applicable plan, program, agreement, corporate governance document or arrangement of the Company, including Company reimbursement of any unreimbursed business expenses and rights to any Company indemnification as set forth in Section 8.

7.8.2

“Beneficiaries” means, subject to applicable Law, the executors of Executive’s estate, the Executive’s legal heirs and with respect to the Pension Contributions those beneficiaries whom the Executive stipulated in a written notice to any applicable pension providers.

7.8.3

“Cause” means (A) the Executive’s indictment for, conviction of or pleading of guilty or nolo contendere to, (i) a felony or (ii) any crime involving moral turpitude; (B) the Executive’s embezzlement, dishonesty, misappropriation of Company property, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (C) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties or continual failure to perform the material duties of his position; (D) the Executive’s material violation of a Company rule or regulation; (E) the Executive’s breach of a material provision of this Agreement; or (F) circumstances entitling the Company under any applicable law to terminate the employment of the Executive without payment of severance pay.

7.8.4	“CIC Amount” means one and a half (1.5) million USD converted into local currency at the Date of Termination and in accordance with the Company’s practice and polices.

7.8.5

“Disability” means that Executive, due to a physical or mental disability, has been substantially unable to perform his duties under this Agreement for a continuous period of ninety (90) days or longer, as determined by a physician selected by the Company and reasonably acceptable to Executive.

7.8.6

“Good Reason” means a termination by Executive if (a) any of the following events occurs without Executive’s express prior written consent, (b) Executive notifies the Company in writing that such event has occurred, describing such event in reasonable detail and demanding cure, within ninety (90) days after Executive learns of the occurrence of such event (the “Good Reason Notice”), (c) such event is not substantially cured within thirty (30) days after Executive delivers the Good Reason Notice to the Company, and (d) the Date of Termination occurs within one hundred twenty (120) days after the failure of the Company to so cure: (A) the Company’s breach of a material provision of this Agreement, (B) a material diminution in the Executive’s duties or responsibilities that is inconsistent with the Executive’s position as described herein, or (C) a material reduction in the Executive’s Annual Salary.

7.8.7	“Non-Compete Payment” means the payment defined in Section 14.

7.8.8

“Law” means any Israeli law, rule or regulation, and the regulations of any securities exchange on which the Company’s securities are listed, or any applicable judgment, order, writ, decree, permit or license of any governmental authority.

7.8.9	“Release of Claims” means the release of claims in favor of the Company Group substantially in the form attached hereto as Exhibit A.

7.8.10

“Severance Payment” means an amount equal to fifteen (15) times of the then-current Monthly Salary deduced by the amounts accumulated pursuant to Section 6.5 as a result of the Severance Contributions.

8.	Indemnification

In accordance with and subject to the provisions of Israeli law and the applicable provisions of the Company’s Articles of Association and the Compensation Policy, the Indemnification and Release Agreement between Executive and the Company, dated October 2, 2019, shall continue to apply in full force and effect in accordance with its terms, and is incorporated by reference to this Agreement.

9.	Confidentiality and Disclosure of Information

Executive shall execute the Confidentiality, Disclosure of Information and Assignment of Inventions Agreement attached hereto as Exhibit B concurrently with the execution of this Agreement and agrees to abide by the terms thereof, which shall be deemed incorporated into this Section 9.

10.	Non-Competition

By signing this Agreement, the Executive hereby acknowledges and agrees that, in his capacity as Executive Vice President - Teva Global Operations the Executive will have a great deal of exposure and access to a broad variety of commercially valuable proprietary information of the Company Group, including, by way of illustration, confidential information regarding the Company Group’s current and future products and strategies, costs and other financial information, R&D and marketing plans and strategies, etc. As a result of the Executive’s knowledge of the above information and in consideration for the benefits offered by the Company under this Agreement, including, but not limited to, the Non-Compete Payment, the Executive affirms and recognizes his continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Company Group pursuant to the Company Group’s policies and the terms and conditions of this Agreement, and hereby agrees that, during the Term and for the six (6) months following the Date of Termination, the Executive shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other direct or indirect service provider) engage, directly or indirectly, anywhere in the world, in any activity, business or any other engagement in the pharmaceutical industry, which competes with the business of any member of the Company Group as of the Date of Termination (including any business that any member of the Company Group is actively planning to enter as of the Date of Termination), except with the Company’s prior written approval. Notwithstanding anything to the contrary contained in this Section 10, the foregoing shall not prevent Executive from acquiring for his own personal investment not more than 1% of the outstanding voting securities of any publicly-traded corporation.

11.	Non-Solicitation

Executive herby agrees that during the Term and for the six (6) months following the Date of Termination, the Executive shall not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company Group to terminate such person’s contract of employment or agency, as the case may be, with the Company Group, or (ii) divert, or attempt to divert, any person, concern or entity from doing business with the Company Group, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company Group.

It is hereby agreed and clarified that, when determining the above non-solicitation undertaking, the parties took into account the entire consideration provided to Executive pursuant to this Agreement, which is being made in consideration, inter alia, for such undertaking.

12.	No Disparagement

During the Term and at all times thereafter, the Executive agrees not to (i) make any disparaging or defamatory comments regarding any member of the Company Group or any of its current or former directors, officers, employees or products or (ii) make any negative or disparaging comments concerning any aspect of the Executive’s relationship with any member of the Teva Group or any conduct or events relating to any termination of the Executive’s employment with the Company.

Nothing herein shall prevent Executive from testifying truthfully in any legal proceeding, to any governmental or regulatory body or as may otherwise be required by applicable Law.

It is hereby agreed and clarified that, when determining the above non-disparagement undertaking, the parties took into account the entire consideration provided to Executive pursuant to this Agreement, which is being made in consideration, inter alia, for such undertaking.

13.	Cooperation.

During the Term and at all times thereafter, Executive agrees to cooperate with the Company and its attorneys in connection with any matter related to the period he was employed by the Company and/or his services to any other member of the Company Group, including but not limited to any threatened, pending, and/or subsequent litigation, government investigation, or other formal inquiry against any member of the Company Group, and shall make himself available upon reasonable notice to prepare for and appear at deposition, hearing, arbitration, mediation, or trial in connection with any such matters. Such cooperation will include willingness to be interviewed by representatives of the Company and to participate in legal proceedings by deposition or testimony. To the extent reasonably practicable, the Company shall coordinate with Executive to minimize scheduling conflicts with Executive’s business and personal commitments. The Company shall reimburse Executive for any reasonable pre-approved out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance and subject to any terms and limitation in the Indemnification and Release Agreement.

14.	Non-Compete, Non-Solicitation and No Disparagement Payments.

In consideration for Executive’s undertaking set forth in Sections 9, 10, 11, 12 and 13, and subject to compliance therewith, following the Date of Termination and subject to the provisions of Section 7, Executive shall receive an amount equal to three (3) times the Monthly Salary in effect immediately prior to the Date of Termination, to be paid in six (6) equal monthly installments (the “Non-Compete Payment”).

Notwithstanding the foregoing, in the event that Executive’s employment is terminated by the Company for Cause, Executive shall remain subject to Sections 9, 10, 11, 12 and 13, and any other non-compete obligations, but the Company shall not be required to pay the Non-Compete Payment and the entire compensation paid to the Executive pursuant to this Agreement shall constitute as consideration for the Executive’s undertaking set forth in Sections 9, 10, 11, 12 and 13.

15.	No-Hedging Policy; No-Pledging Policy; Stock Ownership Guidelines.

Executive acknowledges and agrees to adhere to the Company’s No-Hedging Policy, No-Pledging Policy and Stock Ownership Guidelines applicable to executive officers of the Company, as each may be amended from time to time in the Company’s sole discretion

16.	Return of Car, Equipment and Documents

As of no later than the Date of Termination, or earlier than that if required by the Company, Executive shall return to the Company the car, cell phone (or other hand-held device), laptop, credit card(s) and any other company equipment, if any, provided to Executive, and any other confidential or proprietary information of the Company that is in Executive’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing documents relating to his personal benefits, personal contact list, and the like; and such other records and documents as may reasonably be approved by the CEO (such approval not to be unreasonably withheld or delayed). Executive shall confirm such return in writing to the Company promptly upon Company’s written request, together with confirmation that Executive no longer has any Company property or confidential or proprietary information of the Company in his possession or control.

17.	Assignability; Binding Nature

This Agreement shall inure to the benefit of, and be binding on, the parties and each of their respective successors, heirs (in Executive’s case) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee contractually assumes the liabilities, obligations and duties of the Company, as contained in this Agreement.

18.	Tax Payments; Clawback

18.1

Tax and Social Security Payments. Executive hereby acknowledges and agrees that the payments and benefits granted to him under this Agreement shall be subject to income tax deductions and other mandatory tax deductions which the Company is required to deduct and/or withhold by applicable Law, and further represents that, except as specifically set forth in this Agreement, nothing in this Agreement shall be construed as imposing on the Company the obligation to pay taxes or any other obligatory payment imposed on Executive due to any payment or benefit, except that the Company shall pay taxes related to the use of car pursuant to Section 5.7.

18.2

Clawback. All payments made pursuant to this Agreement are subject to the “clawback” provisions in the Compensation Policy as may be amended from time to time. By signing this Agreement, Executive grants the Company a power of attorney to deduct from the Monthly Salary and/or any other payments due to Executive by the Company, any amounts owed by him, in accordance with applicable Law and any Company clawback provisions in the Compensation Policy.

19.	Representations

Executive represents that (a) he has provided to the Company complete and accurate information regarding the terms of all contracts, arrangements, agreements, policies or understandings applicable to Executive, with prior employers or otherwise, which include post-employment covenants including those relating to competition or solicitation of third parties and (b) he is not subject to (or has been released from all restrictive covenants under) any contract, arrangement, agreement, policy or understanding that in any way impacts his ability to enter into or fully perform his obligations under this Agreement. Executive and the Company each represent and warrant (i) that such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (ii) that, upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, or otherwise as may be limited by applicable Laws. Notwithstanding any portion of this Agreement to the contrary, if any of Executive’s representations under this Section 19 prove to be inaccurate, the Company may immediately declare this Agreement null and void and Executive’s employment with the Company shall terminate immediately without obligation of any sort by the Company, including pursuant to any equity or other award previously issued to Executive.

20.	Notices

Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing; (b) delivered personally, by email received by the intended receiver of such email, by facsimile, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company: to the Company’s headquarters, Attn: CEO;

If to Executive: to the last address on file with the Company.

Miscellaneous

20.1

Entire Agreement. As of the Effective Date, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and this Agreement (including the agreements attached hereto as Exhibits) shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof, except that any confidentiality and/or assignment of invention agreements by and between Executive and a company member of the Company Group shall continue to apply and in the event of a conflict between this Agreement and such agreement(s), the stricter arrangement shall apply.

20.2

Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in writing signed by the waiving party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

20.3

Inconsistencies. Subject to applicable Law, in the event of any inconsistency between any provision of this Agreement and any provision of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, the provisions of this Agreement shall control unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement whose control they are waiving.

20.4

Headings; Construction. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

20.5

Survivorship. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 7 through 14, 18 and Section 20) shall survive such termination in accordance with their applicable terms.

20.6

Governing Law; Severability. This Agreement shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

20.7

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

20.8

Board Approvals. Any reference made in this Agreement to an approval required of the Board or a committee of the Board shall also include any approval of the Board or any committee of the Board as may be required by Law, the Compensation Policy or the Company’s corporate documents.

— Signature page follows –

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts as of the Effective Date.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

/s/ Mark Sabag
By:	Mark Sabag
Title:

/s/	Kåre Schultz
By:	Kåre Schultz
Title:	President & CEO

EXECUTIVE

/s/ Eric Drapé
Name: Eric Drapé
Dated: March 12, 2020

[Signature Page to Employment Agreement]

Exhibit A

Form of Release Agreement

This Release Agreement (this “Release Agreement”) is dated as of [_____________] and is entered into by Eric Drapé (“Executive”, “Me” or “I”) and TEVA PHARMACEUTICAL INDUSTRIES LTD. (the “Company”) in connection with the termination of Executive’s employment with the Company.

1. General Release.

(a) In consideration for the receipt of those payments that are in excess of the amounts required to be paid to Me by Law (as detailed in the settlement of account attached hereto), I, on behalf of myself and my family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally (i) represent and warrant that I have received in a timely manner full and complete payment of all amounts due to Me under my employment agreement with the Company or under any applicable law and/or in connection with the termination of my employment, both at law and pursuant to the terms of the employment agreement, and (ii) release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective past and/or present subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, and past and/or present stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company or its affiliates, including, but not limited to, trustees and administrators of these plans, in each case, in their individual and/or representative capacities (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that I, he, she or it may have, from the beginning of time up to and including the time of signing this Release Agreement, in respect of my employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of pension fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to Me by any of the Releasees, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and myself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided that such released claims shall not include any claims to enforce my rights under, or with respect to, any post-termination obligations of the Company expressly undertaken by the Company under my employment agreement with the Company (including vested accrued benefits and compensation under the Company’s employee benefit plans and arrangements as set forth in Section 7 to the Employment Agreement), rights as a shareholder of the Company and rights to indemnification and liability insurance coverage.

(b) The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees, and I hereby declare, confirm and undertake that, if the Releasors or anyone else in their name should deliver a claim as mentioned above, I shall reimburse the Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action, then the Releasees shall reimburse such sum to Me or the Releasors. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding I may bring in violation of this Release Agreement.

(c) This Release Agreement shall constitute a dismissal and compromise notice for the purposes of Section 29 of the Severance Pay Law 5713-1963.

2. Legal Advice, Reliance. I represent and acknowledge that (a) I have been given adequate time to consider this Release Agreement and have been advised to discuss all aspects of this Release Agreement with my private attorney, (b) I have carefully read and fully understand all the provisions of this Release Agreement, (c) I have voluntarily entered into this Release Agreement, without duress or coercion, and (d) I have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 1(a), any portion thereof or any interest therein. I understand that if I request additional time to review the terms of this Release Agreement, a reasonable extension of time shall be granted.

3. Miscellaneous.

(a) No Violation of Law. I agree and acknowledge that this Release Agreement is not and shall not be construed to be an admission by the Company of any violation of any applicable laws of Israel, or of any duty owed by the Company to Me.

(b) Governing Law; Severability. This Release Agreement shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Release Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c) Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*            *             *            *            *

Very truly yours,

EXECUTIVE

Name:
Dated:

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

By:
Title:

By:
Title:

Exhibit B

Confidentiality, Disclosure of Information and

Assignment of Inventions Agreement

To: Teva Pharmaceutical Industries Ltd. and its subsidiaries and affiliates (the “Company”)

Re: Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement

The undersigned (“Executive”) hereby acknowledges that he has had and will have access to, certain proprietary information, inventions, commercial secrets and other confidential information of the Company and may participate in the development, planning or marketing of the Company’s products, in connection with Executive’s employment under the Employment Agreement entered into between the Company and Executive dated March 12, 2020 (hereinafter, the “Employment Agreement”) and any other confidentiality and/or assignment of inventions obligations and agreements by and between Executive and a company member of the Company Group. In relation to such confidential information Executive hereby undertakes as follows, in full knowledge that the force of this undertaking is in no way dependent upon the force of the Employment Agreement, is entirely independent from said agreement, does not in any way constitute a concurrent obligation with the obligations defined in the Employment Agreement and has been a material part of the consideration of his engagement by the Company:

1.	Proprietary Information and Non-Disclosure

1.1.

Executive acknowledges and agrees that he has had and will have access to or be involved in the planning, making or development of, confidential and proprietary information concerning the business and financial activities of the Company or its property, business, dealings, clients, suppliers, people or entities that come into contact with them, their operational methods, research or manufacturing process, plans and strategies, business plans, research projects, employees, marketing plans, supplier lists, customers, data, trade secrets, test results, formulas, processes, data and know-how, improvements, inventions, patents, application for patents, copyrights, trademarks, engineering specifications, product designs, technical information discoveries, studies, techniques, specifications, computer programs (in source and object code), databases, products (actual or planned) and information contained in computers, preservation of information methods, disks, diskettes, drawings, plans, communications, prospectuses, reports, prices, calculations, fees, work conditions in the Company or other agreement conditions which relate to the Company and documents of the Company. All such information, whether in documentary, written, oral or digital format, and whether received by Executive as a result of his employment with the Company or brought to his attention in any other manner, shall be deemed to be and referred to as “Proprietary Information.” For purposes of this Confidentiality, Disclosure of Information and Assignment of Inventions Agreement, the term “Company” shall include all entities within the Company Group (as defined in the Employment Agreement).

“Proprietary Information” shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that (i) was known to Executive prior to his association with the Company and can be so proven by Executive by documentary evidence; (ii) shall have appeared in any printed publication or patent of a third party or shall have become a part of the public knowledge except as a result of a breach of this Agreement by Executive; or (iii) shall have been received by Executive from a third party having no obligation to the Company.

In addition, the term “Proprietary Information” shall include information regarding salaries, bonuses and benefits paid or granted to Executive by the Company under the Agreement to which this Exhibit B is attached.

1.2.

Executive agrees and declares that all Proprietary Information and rights in connection therewith are, and shall be, the sole property of the Company and its assignees. At all times, both during the term of his engagement with the Company and thereafter Executive will keep in strict confidence and trust all Proprietary Information, and Executive will not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use or disclose directly or indirectly any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties in his engagement with the Company and in the best interests of the Company.

1.3.

Executive recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the term of his engagement with the Company and thereafter, Executive undertakes to hold and maintain all such information in strict confidence, and not to use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an Executive of the Company and consistent with the Company’s agreement with such third party.

2.	Assignment of Inventions

2.1.

Executive understands that the Company has been and is engaged, involved or associated in a continuous program of investment, research, development, production or marketing in connection with its business and that, as an essential part of his engagement with the Company, he may make new contributions to and create know-how of value for the Company.

2.2.

During the term of his engagement, Executive undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, ideas, themes, designs, original works of authorship, formulas, concepts, techniques, forecasts, test results and documentation, discoveries, models, drawings, tooling, schematics and other diagrams, instructional material, notes, records, algorithms, operating procedures methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets or under any other intellectual property right, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, in the course of his engagement with the Company and due to his engagement with the Company (“Inventions”).

2.3.

Executive agrees and represents, that all Inventions will be the sole and exclusive property of the Company and/or its assignees and undertakes to act with respect to such Inventions in accordance with the Company’s applicable corporate policy.

2.4.

To the extent relevant, Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his engagement. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times and will be returned to the Company upon the termination of Executive’s employment or earlier at the request of the Company.

2.5.

Executive hereby irrevocably transfers and assigns to the Company and/or its assignees and shall in the future take all reasonable steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its assignees without additional consideration to Executive (other than Executive’s salary and other benefits to which he is entitled to as an employee of the Company (including without limitation, without any compensation or royalties in accordance with Sections 132 or 134 of the Patent Law of 1967 (the “Patent Law”)): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, titles and interests, in any Invention, including, without limitation, service inventions under Section 134 of the Patent Law, and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions; and (b) any and all Moral Rights (as defined below) that he may have in or with respect to any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of his engagement with the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.6.

Executive expressly waives all economic rights in the Inventions including without limitation any rights to royalties from any intellectual property right (specifically including patent rights under Section 134 of the Patent Law) and any right to receive any payment or other consideration whatsoever.

2.7.

Executive agrees to assist the Company in every reasonable way to obtain and enforce, for the benefit of the Company and/or its assignees exclusive and absolute title, right, interest, patents, copyrights, mask work rights, and other legal protections for the Inventions in any and all countries. Executive will execute any documents that may be reasonably requested of him for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Executive’s obligations under this Section 2.7 will survive the termination of his engagement with the Company; provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. After the termination of Executive’s engagement with the Company, any assistance requested by the Company or any of its assignees pursuant to this Section 2.7 shall take into account Executive’s obligations towards third parties. Executive hereby irrevocably appoints the Company and/or its duly authorized officers and agents (including, without limitation, the chairman of the Board) as his attorney-in-fact to execute documents on his behalf for this purpose and agrees that, if the Company is unable because of Executive’s unavailability, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any Israeli or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in this Section 2, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Executive.

2.8.

Executive hereby acknowledge and agrees that the salary and other benefits provided to him under his Employment Agreement constitute appropriate, full and fair consideration in connection with his employment with the Company, including, without limitation, with respect to this Agreement and including with respect to Executive’s undertakings under this Section 2, and with respect to any Inventions created, conceived or reduced to practice or that may be created, conceived or reduced to practice by Executive, either alone or jointly with others, in the course of his employment with the Company, all of which are assigned to the Company in accordance with this Agreement, and Executive hereby unconditionally and irrevocably waives any right that he may have to receive any additional payment or other consideration whatsoever to which Executive may be entitled with respect to any Invention pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to Section 134 of the Patent Law, or any provision that may supersede it. In the event that for any reason such right cannot be waived, Executive hereby assigns and transfers to the Company any such right Executive may have to receive any additional payment or other consideration whatsoever with respect to any Invention pursuant to any applicable law, including the Patent Law, in any jurisdiction.

2.9.

Executive acknowledges that the Company has entered into the Employment Agreement in reliance on his undertaking set forth in this Section 2, and that given his access to information regarding the Company, the provisions of this Section 2 are reasonable and necessary to protect the Company’s business and rights.

2.10.

If any one or more of the terms contained in this Proprietary Information, Assignment of Inventions and Non-Disclosure Agreement shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

3.	Miscellaneous

3.1.	Survivorship. The provisions of Sections 1 and 2 shall survive termination or expiration of the Employment Agreement and shall be and remain in full force and effect at all times thereafter.

3.2.

Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved in accordance with Section 20.6 of the Employment Agreement.

3.3.

Injunctive Relief. Any breach of this Agreement may cause irreparable harm to the Company, for which damages would not be an adequate remedy, and therefore, the Company will be entitled to injunctive relief from any court of competent jurisdiction as such court so determines, restraining any violation or further violation of this Agreement by Executive. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

IN WITNESS WHEREOF, Executive has signed this Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement as of March 1, 2020.

EMPLOYEE

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

Name:
Title:

Name:
Title: